Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference on Form S-8 of Bally’s Corporation of our report dated June 8, 2021, relating to the financial statements of Aztar Indiana Gaming Company, LLC d/b/a Tropicana Evansville appearing in this Form 8-K/A of Bally’s Corporation dated August 2, 2021, October 7, 2021, and March 10, 2022.

/s/ Deloitte & Touche LLP
Las Vegas, Nevada
March 10, 2022